Exhibit (a)(9)

TCW FUNDS, INC.

ARTICLES OF AMENDMENT

TCW Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of two series of the Corporation’s common stock, par value $0.001 per share, as set forth below.

Current Name	New Name

TCW Select Equities Fund	TCW Concentrated Large Cap Growth Fund
TCW Total Return Bond Fund	TCW Securitized Bond Fund

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective on August 21, 2025.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 20th day of August, 2025.

ATTEST:	VALIC COMPANY I

/s/ Richard Villa	By: /s/ Peter Davidson
Richard Villa	Peter Davidson
Treasurer	Vice President and Secretary